CONFIRMING STATEMENT

This Statement confirms that the undersigned, Paul M. Anderson, has authorized and designated Lawrence N. Fisher, Eric P. Helm and Wendy A. Hallgren to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fluor Corporation. The authority of Lawrence N. Fisher, Eric
P. Helm and Wendy A. Hallgren under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Fluor Corporation, unless earlier revoked in writing. The undersigned acknowledges that Lawrence N. Fisher, Eric P. Helm and Wendy A. Hallgren are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Dated: March 15,
2003


Paul M. Anderson